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                                                                  EXHIBIT 99.6.9

Contract de sous-tratiance en Regie

Entre les parties:

Nom: IRISIO
ci-apres denommee le client,
domicilliee, 414 rue Saint Honore
75008 Paris

Representee par Bernard Bouverot

Et

SOPRANE SA, ci-apres denommee, le prestataire,
Domiciliee, 36A, rue des Vingt Toises
38 950 Saint Martin le Vinoux
Representee par Franck GUILLAUD, son President

Il a ete convenu ce qui suit:

I - OBJET DU PRESENT CONTRAT

Le present contrat vise a preciser les termes des missions de developpement informatique en nos locaux beneficiant d'un environnement technique multi-competences.

II - PRESTATIONS PRPOSEES

Preambule:

Soprane assure le deeveloppement d'applications informatique conformement ausx specifications techniques de client. Les consignes et priorites de developpement sont etabiles par le client sous son entiere responsabllite. L'engagement de soprano consiste a deleguer les resources techiniques sur la bse d'un plein temps respectant la loi sur les 35 heures hobdomadaires.

Les prestations proposes:

L'offre comprend les prestations suivantes:

1- Misa adisposition des resources disposant des competences requises
(developpeur operationnel sous.Net C#, Sql serveur et Delphi), a raison de 35 heures par semaine.

2- Mise a disposition de la logistique (locaux, PC, reseau,, Internet, bureau, electicite, etc.)

3 - Environnement technique multi-competences de par la presence dans l'equipe de techinciens et d'ingenieurs experimentes.

4 - Rattachment du developpeur a un chef de projet charge du suivi de
l'avancement des projetsnet de la remise de rapport mensual accompagnee des sources au dernier jour ouvrable du mois. Encadrement et supervision par
Virginie Caillat, Responsible des Developpements internet

5 - Une version des sources sera consignee et remise au client a chaque nouvelle version.

III - PROPRIETE INDUSTRIELLE
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Soprane utilize nos environnements de travail (bibliotheques de composants propres a Soprane ou acquises) et en reste proprietaire. En cas d'usage de librairies internes a Soprano ou externer, Irisio aura la possibilite d'en acquerir la licence d'utilisation. En Rovanche, les developpements
d'applications realisees pour la compte du client sont le propriete de ce dernier. Les codes sources lies aux developpements finances lui sont remis progressisvement a que nouvelle version et en l'etat chaque fin de mois.

IV - TARIFS

Mise a disposition en nos locaux de Isabelle Poletti, ingenieur informatique dans les environnements precises ci-_______: 5000 Hi / mois Brut Mensual x 1,5
(charges social patronales) x 1,20 (charges de structure: locaux, outlis de develeoppement) x 1,20 (encadrement et marge commerciale).

Tous les frais de deplacement / Hebergement seraient factures en sus au rool sur presentation des justificatifs. Dans ce cas, une avance de 1000 Euros serait mise a disposition du developpeur par le client.

V - DUREE DU CONTRAT

Le present contra test souscrit pour une periode aliant du vendredi 8 octobre a
9h au 31-12-2004.

Le contra test reconductible par le client dans les memes termes sous reserve de signature d'un avenant de reconduction avant le 30 novembre 2004.

VI - CONDITIONS DE PAIEMENT

Reglement par virement bancaire sous 15 jours a comptor de la date de reception de la facture emise en debut de periode mensuelle.

Tout retard de paiement entrainerait la suspension de la prestation.

VI - RESILIATION DU CONTRAT

La resiliation du prenent contrat prend effet a l'echeance apres sa denunciation par ou l'autre des parties par l'envoie d'une letter recommandee au moins 3 mois avant l'echeance de la periode en cours sauf accor particuier ecrit et signe des
2 parties.

Fait en deux exempaires originaux don't un remis au client

Pour le foumisseur de service            Pour le prestataire:
Fait a Saint Martin le Vinoux,           Fait a Saint Martin Le Vinoux
Le 6 octobre 2004                        Le 6 octobre 2004

Bernard Bouverot, DG                     Franck GUILLAUD, PDG

CONTRACT FOR THE SUPPLY OF SOFTWARE DEVELOPMENT SERVICES - ENGLISH VERSION

Between the parties:

IRISIO
Herein referred to as the client
Represented by Bernard Bouverot
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and

Soprane SA,
Herein referred to as the supplier
Represented by its President Franck Guillaud

1/ OBJECT OF THE CONTRACT

To define the terms of the software development missions by supplier.

2/ OFFERED SERVICES

Preamble:

Soprane performs software development tasks in conformity to the client's technical requirements. The specs are determined by the client under its entire responsibility. The obligations of Soprane are to supply the necessary manpower on a full time basis.

Proposed Services:

The proposal includes the following services:

a/ To supply the necessary human resources with the proper qualifications
(developers under .Net C#, Sequential server and Delphi),

b/ Supply of logistics (offices, network, Internet, utilities, etc.)

c/ Adequate and qualified engineering workforce.

d/ Accountability of a project manager, responsible for the delivery of monthly performance benchmarks, including the source codes

e/ An updated version of the source code will be remitted to the client upon the development of any new version.

3/ INDUSTRIAL PROPERTY

Soprane utilizes its working environment (library as well as any proprietary component that is the propriety of Soprane), which remains the entire property of Soprane. In the event that Irisio utilizes the property of Soprane, the former will be authorize to acquire the appropriate license.

However, any development performed on account of the client, will be the entire property of the latter. The entirety of the source code will be remitted to the client for each new version, and as-is at each month-end.

4/ PRICING

Euro 19,000 per month

5/ DURATION OF THE CONTRACT

Valid for the period from Friday, October 8 2004 through December 31, 2004, renewable (It has been renewed and is currently valid).

Signed by Bernard Bouverot, General manager of Irisio and Franck Guillaud,
President of Soprane on October 4, 2004
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